FOR IMMEDIATE RELEASE CONTACT: Lisa Miles 703.251.8637 lisamiles@maximus.com DATE: April 03, 2020 MAXIMUS Welcomes Michelle Link as New Chief Human Resources Officer (RESTON, Va. – April 03, 2020) – MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today that Michelle Link joined MAXIMUS as Chief Human Resources Officer (CHRO), effective March 30, 2020. Ms. Link is an accomplished human resources executive with more than 25 years of experience in national and international organizations across healthcare, call center, and government contracts. Before joining MAXIMUS, Ms. Link was the Executive Vice President of Human Resources at ADS, Inc., a leading solutions provider for all branches of the U.S. military; federal, state, and local government organizations; first responders; foreign governments; and the defense industry. “Michelle’s dynamic experience provides her a unique ability to further develop the culture at MAXIMUS and support our expanding business needs. In particular, she is committed to putting employees first and continuing efforts to serve those on the front-line of our operations,” commented Bruce Caswell, Chief Executive Officer and President of MAXIMUS. “MAXIMUS is a wonderful organization filled with passionate, talented people who dedicate themselves to serving some of the most vulnerable individuals and families,” said Michelle Link. “I look forward to working with our leadership team and our employees around the globe to ensure that we continue to foster an enviable culture, cultivate the best possible team to support our continued growth, and deliver on our business strategy. Ms. Link holds a B.A. degree in Communications from Stonehill College and an M.A. in Communications and Human Resources Management from Ohio University. “I would also like to thank Rebecca Kenawell for her role as acting Chief of Human Resources over the past seven months. Rebecca’s leadership during this time has been instrumental in progressing important initiatives across the globe, and I am especially grateful for her management of the Company’s response to COVID-19 and supporting operational continuity through our enhanced leave policies,” shared Mr. Caswell. About MAXIMUS Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com. -XXX-